Exhibit 99.2

SharpLink Gaming Expands ETH Treasury Holdings to 188,478

MINNEAPOLIS, MN – June 24, 2025 – SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), the largest publicly traded holder of Ethereum (“ETH”) in the world, today announced that the Company has strategically increased its total holdings of ETH to 188,478 ETH, acquiring an additional 12,207 ETH for $30,674,829 (inclusive of fees and expenses) at an average price of $2,513 per ETH (inclusive of fees and expenses) during the period June 16, 2025 through June 20, 2025.

In addition, during that same period SharpLink raised approximately $27.7 million in net proceeds through its At-The-Market facility (“ATM”) selling 2,547,180 shares of the Company’s common stock. A majority of the ATM proceeds from these sales will be used to further increase SharpLink’s ETH treasury holdings.

As of June 20, 2025, 100% of SharpLink’s ETH holdings have been deployed in staking solutions, generating 120 ETH rewards since the Company launched its ETH-focused treasury strategy on June 2, 2025. Since that date, SharpLink has achieved ETH per share growth of 18.97%.

“Increasing SharpLink’s ETH holdings underscores our forward-thinking approach to creating long-term value for our stockholders,” said Joseph Lubin, Chairman of the Board of SharpLink, Co-Founder of Ethereum and Co-Founder and CEO of Consensys. “As digital assets like ETH increasingly shape the future of finance and technology, we’re positioning SharpLink at the intersection of blockchain advancement and next-generation iGaming engagement. This move reflects our confidence in Ethereum’s utility and our commitment to exploring transformative technologies that can unlock new value for our business and stockholders, alike.”

Continuing, Rob Phythian, SharpLink’s Chief Executive Officer, added, “SharpLink remains committed to leveraging blockchain technologies to strengthen our treasury foundation and strategic growth trajectory. As adoption of decentralized infrastructure accelerates, the Company intends to regularly update its stockholders on its digital asset strategy and broader growth initiatives.”

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink Gaming, Inc. (Nasdaq: SBET) is the world’s largest publicly traded company to adopt Ethereum (ETH) as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to the world’s leading smart-contract platform and second largest digital asset.

SharpLink is also reimagining the future of online gaming and sports betting. Backed by a veteran team with deep roots in sports media, gaming and technology, SharpLink is charting a new course – building scalable, secure and transparent solutions that challenge outdated models and bring real innovation to the betting experience. By leveraging smart contracts, DeFi protocols and Web3 infrastructure, SharpLink intends to assume the lead in transforming the multi-billion-dollar iGaming industry into a more dynamic, efficient and equitable ecosystem. Learn more at www.sharplink.com.

1

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, the execution of the Company’s treasury strategy and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, , the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the income statement results. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

Contact details:

Investor and Media Relations:

IR@sharplink.com

2